Exhibit 99.1
Contact:
RCN
Richard Ramlall, SVP Strategic External Affairs and Programming, (703) 434-8430
Lippert/Heilshorn & Associates
Carolyn Capaccio, (212) 838-3777, ccapaccio@lhai.com
RCN Corporation to be Acquired by ABRY Partners
RCN Stockholders to Receive $15 per Share in Cash;
Transaction Valued at $1.2 Billion
HERNDON, Va., March 5, 2010 — RCN Corporation (NASDAQ: RCNI) and ABRY Partners today announced their entry into a definitive agreement for an investment fund managed by ABRY to acquire RCN for total consideration of approximately $1.2 billion, including the assumption of debt. As part of this agreement, each share of RCN common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $15 in cash, representing a 43% premium over RCN’s average closing share price during the past 30 trading days and a 22% premium over the closing share price on March 4, 2010. The transaction has fully committed financing, consisting of a combination of equity to be invested by ABRY and debt financing to be provided by SunTrust Robinson Humphrey, Inc., GE Capital, Société Générale, and certain of their affiliates.
The transaction is expected to be completed in the second half of 2010, subject to receipt of stockholder approval, regulatory approvals, including the receipt of required consents and approvals of the Federal Communications Commission, as well as satisfaction of other customary closing conditions. The transaction is not subject to any financing condition.
Under the terms of the merger agreement, RCN may solicit proposals from third parties for 40 days through April 14, 2010. There can be no assurances that this process will result in an alternative transaction. RCN does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision.
Deutsche Bank Securities Inc. and Waller Capital Partners, LLC acted as financial advisors to the Special Committee of RCN’s Board of Directors with respect to this transaction. Jenner & Block LLP acted as counsel to RCN.
SunTrust Robinson Humphrey acted as exclusive financial advisor to ABRY and will also serve as Left Lead Joint Bookrunner and Administrative Agent for the debt financing. GE Capital

Markets and SG Americas Securities will also act as Joint Bookrunners for the debt financing. Edwards Angell Palmer & Dodge LLP acted as counsel to ABRY Partners.
Update Regarding Conference Call for Fourth Quarter Financial Results
As a result of this announcement, RCN will not hold a fourth quarter 2009 results conference call, previously scheduled for March 9, 2010.
About RCN Corporation
RCN Corporation (NASDAQ: RCNI), www.rcn.com, is a competitive broadband services provider delivering all-digital and high definition video, high-speed internet and premium voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago. (RCNI-G)
About ABRY Partners
Based in Boston, Massachusetts, ABRY Partners enjoys a position as one of the most experienced and successful media and communications focused private equity investment firms in North America. Since 1989, ABRY Partners has completed over $21 billion of leveraged transactions and other private equity and mezzanine investments, representing investments in more than 500 media and communications properties.
Important Notice
In connection with the proposed transaction, RCN will file a proxy statement and other materials with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about RCN and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by RCN with the Securities and Exchange Commission at the SEC web site at www.sec.gov. Copies of the proxy statement (when available) and other filings made by RCN with the SEC can also be obtained, free of charge, by directing a request to RCN Corporation, 196 Van Buren Street, Herndon, VA 20170, Attention: Investor Relations. The proxy statement (when available) and such other documents are also available for free on the RCN website at www.rcn.com under “About RCN/Investor Relations/SEC Filings.”
RCN and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition transaction. Information concerning the interests of directors and executive officers in the solicitation is set forth in the RCN proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the proposed transaction when it becomes available.
RCN Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include (without limitation): the ability to obtain regulatory approvals of the transactions contemplated by the acquisition agreement on the proposed terms and schedule; the failure of RCN’s stockholders to approve the transactions contemplated by the acquisition agreement; our ability to maintain relationships with customers, employees or suppliers following the announcement of the transaction; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the acquisition agreement; and the risk that the transactions contemplated by the acquisition agreement may not be completed in the time frame expected by the parties or at all. Additional information on risk factors that may affect the business and financial results of RCN can be found in RCN’s Annual Report on Form 10-K and in the filings of RCN made from time to time with the SEC. RCN undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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